Exhibit 99.1

TCP Capital Corp. Receives Investment Grade Ratings from Standard and Poor’s

SANTA MONICA, Calif. – June 15, 2015 – TCP Capital Corp. (NASDAQ: TCPC, “the Company”) announced today that Standard and Poor’s Ratings Services (“S&P”) has assigned the Company an investment grade rating of BBB-. S&P’s outlook for this rating is stable. S&P also assigned an investment grade rating of BBB- to the Company's $108 million convertible notes due in 2019.

“We are extremely pleased with the investment grade ratings assigned to us by S&P and believe they are a reflection of our disciplined investment strategy, the quality of our portfolio, and our dedicated investment teams with deep industry knowledge,” said Howard Levkowitz, TCP Capital Corp. Chairman and CEO.

S&P notes that its rationale for the TCP ratings reflects the Company’s conservative leverage, focus largely on senior secured investments, and well-diversified portfolio.

ABOUT TCP CAPITAL CORP.:

TCP Capital Corp. (NASDAQ: TCPC) is a specialty finance company focused on performing credit lending to middle-market companies as well as small businesses. TCPC lends primarily to companies with established market positions, strong regional or national operations, differentiated products and services and sustainable competitive advantages, investing across industries in which it has significant knowledge and expertise. TCPC’s investment objective is to achieve high total returns through current income and capital appreciation, with an emphasis on principal protection. TCPC is a publicly-traded business development company, or BDC, regulated under the Investment Company Act of 1940 and is externally managed by its advisor, Tennenbaum Capital Partners, LLC, a leading alternative investment manager. For more information, visit www.tcpcapital.com.

FORWARD-LOOKING STATEMENTS

Prospective investors considering an investment in TCP Capital Corp. should consider the investment objectives, risks and expenses of the company carefully before investing. This information and other information about the company are available in the company's filings with the Securities and Exchange Commission ("SEC"). Copies are available on the SEC's website at www.sec.gov and the company's website at www.tcpcapital.com. Prospective investors should read these materials carefully before investing.

This press release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are based on estimates, projections, beliefs and assumptions of management of the company at the time of such statements and are not guarantees of future performance. Forward-looking statements involve risks and uncertainties in predicting future results and conditions. Actual results could differ materially from those projected in these forward-looking statements due to a variety of factors, including, without limitation, changes in general economic conditions or changes in the conditions of the industries in which the company makes investments, risks associated with the availability and terms of financing, changes in interest rates, availability of transactions, and regulatory changes. Certain factors that could cause actual results to differ materially

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from those contained in the forward-looking statements are included in the "Risks" section of the company's prospectus dated July 2, 2014 and its prospectus supplement dated March 13, 2015 and the company's subsequent periodic filings with the SEC. Copies are available on the SEC's website at www.sec.gov and the company's website at www.tcpcapital.com. Forward-looking statements are made as of the date of this press release, and are subject to change without notice. The company has no duty and does not undertake any obligation to update or revise any forward-looking statements based on the occurrence of future events, the receipt of new information, or otherwise.

SOURCE:

TCP Capital Corp.

CONTACT:

TCP Capital Corp.
Jessica Ekeberg

310-566-1094
investor.relations@tcpcapital.com

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